UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2017
NATIONAL RETAIL PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-11290	56-1431377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue Suite 900 Orlando, Florida		32801
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (407) 265-7348
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
National Retail Properties, Inc. (the “Company”) entered into that certain Third Amendment to Amended and Restated Credit Agreement, dated as of October 25, 2017 (the “Credit Agreement”), with each of the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent. The Credit Agreement amends that certain Amended and Restated Credit Agreement, dated as of May 25, 2011 (as amended, the “Existing Credit Agreement”), by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.
The Credit Agreement amends the terms under the Existing Credit Agreement by: (i) increasing the borrowing capacity to $900 million from $650 million; (ii) maintaining the accordion feature to increase the facility size to $1.6 billion; (iii) reducing the interest rates under the tiered rate structure; and (iv) extending the termination date from January 31, 2019 to January 31, 2022. The termination date of the Credit Agreement remains subject to extensions exercisable at the option of the Company. Based on the Company’s current credit ratings, borrowings under the Credit Agreement will bear interest at a rate of LIBOR plus 87.5 basis points, which was reduced from LIBOR plus 92.5 basis points under the Existing Credit Agreement.
The Credit Agreement contains certain (a) restrictive covenants, including, but not limited to, restrictions on the incurrence of additional indebtedness and liens, the ability to make certain payments and investments and the ability to enter into certain merger, consolidation, asset sale and affiliate transactions, and (b) financial maintenance covenants, including, but not limited to, a maximum leverage ratio, a minimum fixed charge coverage ratio and a maximum secured indebtedness ratio. The Credit Agreement also contains representations and warranties, affirmative covenants and events of default, including certain cross defaults with the Company’s other indebtedness, customary for an agreement of its type. As is customary, certain events of default could result in an acceleration of the Company’s obligations under the Credit Agreement.
The foregoing summary is not an exhaustive description of the terms of the Credit Agreement, which is attached hereto as Exhibit 10.1, and such summary is qualified in its entirety by reference to the attached Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Third Amendment to Amended and Restated Credit Agreement, dated as of October 25, 2017, by and among National Retail Properties, Inc., each of the Lenders party thereto, and Wells Fargo Bank, National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Kevin B. Habicht
Name:	Kevin B. Habicht
Title:	Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer
Dated: October 26, 2017